Exhibit 99.1
OCEAN POWER TECHNOLOGIES APPOINTS NEW CHIEF FINANCIAL OFFICER
Pennington, New Jersey — June 2, 2010 — Ocean Power Technologies, Inc. (Nasdaq: OPTT and London Stock Exchange AIM: OPT) (“OPT” or the “Company”) is pleased to announce the appointment of Brian M. Posner as Chief Financial Officer, effective June 1, 2010.
Mr. Posner, 48, is a financial executive with over 25 years of experience in both public and private companies, with a notable track record in working with capital markets, regulatory and accounting matters and strategic alliances.
Charles F. Dunleavy, Chief Executive Officer of Ocean Power Technologies, commented: “We are very pleased to welcome Brian Posner to OPT. He brings an important depth and scope of financial experience and leadership skills to the Company as we move to the next stage of the commercialization of our wave power systems in global markets. Brian has a proven track record of success in the financial management of companies focused on bringing new products to market, and in effectively communicating with the capital markets. This background is important to the Company’s growth, and we welcome him to the senior management team.”
Prior to joining OPT, Mr. Posner held the position of Chief Financial Officer of Power Medical Interventions, Inc., a NASDAQ-listed manufacturer of medical devices with operations in the United States, France, Germany and Japan. He played a key role in that company’s restructuring. From 1999 to 2008, Mr. Posner held various financial positions at Pharmacopeia, Inc., a publicly-traded clinical development biopharmaceutical company, most recently as Executive Vice President and Chief Financial Officer. While at Pharmacopeia, Mr. Posner provided input and support on financial, operational and strategic issues. These efforts included the reduction in the company’s annual cash burn, raising $70 million in new capital, successful oversight of regulatory matters and financial controls, extensive investor relations out-reach, and the evaluation of the company’s clinical development strategy from a financial and investor perspective. His career has also encompassed working at other early-stage and publicly-held businesses as well as serving on the audit staff of PriceWaterhouseCoopers, LLP where he had a diverse group of clients in the manufacturing, banking and natural resources sectors.
Mr. Posner is a Certified Public Accountant, and holds a Master of Business Administration degree from Pace University and a Bachelors degree in Accounting from Queens College in New York City.
Forward-Looking Statements
This release may contain “forward-looking statements” that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current expectations about its future plans and performance, including statements concerning the impact of marketing strategies, new product introductions and innovation, deliveries of product, sales, earnings and margins. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Form 10-K for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

About Ocean Power Technologies
Ocean Power Technologies, Inc. (Nasdaq: OPTT and London Stock Exchange AIM: OPT) is a pioneer in wave-energy technology that harnesses ocean wave resources to generate reliable, clean and environmentally-beneficial electricity. OPT has a strong track record in the advancement of wave energy and participates in a $150 billion annual power generation equipment market. The Company’s proprietary PowerBuoy® system is based on modular, ocean-going buoys that capture and convert predictable wave energy into low-cost, clean electricity. The Company is widely recognized as a leading developer of on-grid and autonomous wave-energy generation systems, benefiting from over a decade of in-ocean experience. OPT’s technology and systems are insured by Lloyds Underwriters of London. OPT is headquartered in Pennington, New Jersey with offices in Warwick, UK. More information can be found at www.oceanpowertechnologies.com.
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Contact information:

Ocean Power Technologies, Inc. Charles F. Dunleavy, Chief Executive Officer	Telephone: +1 609 730 0400

Nomura Code Securities Limited Juliet Thompson, Richard Potts	Telephone: +44 20 7776 1200

Media Contact:
Corfin Communications Neil Thapar, Claire Norbury	Telephone: +44 20 7977 0020
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